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                                                                     EXHIBIT 8.2


                                                                          , 1999

Market Guide Inc.
2001 Marcus Avenue
Suite S200
Lake Success, New York 10042-1011

Ladies and Gentleman:

  We have acted as special counsel to Market Guide Inc. ("Market Guide") in connection with the preparation of the Registration Statement on Form S-4 (file
no. 33-     ) (the "Registration Statement") of Multex.com, Inc. ("Multex"),
relating to the proposed merger of a wholly-owned subsidiary of Multex ("Merger Sub") with and into the Company. In that connection, we have prepared the section entitled "Certain Federal Income Tax Considerations" contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"). Capitalized terms used herein without definition have the meaning ascribed to those terms in the Registration Statement.

  Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time. We have also examined copies of the Merger Agreement, the Registration Statement, and other records and documents that we have deemed necessary for the purpose of this opinion.

  Based upon the foregoing, it is our opinion that the above-referenced section of the Joint Proxy Statement/Prospectus, based upon the assumptions contained therein (including the accuracy of certain representations to be provided by Multex, Market Guide and certain shareholders of Market Guide as of the Closing
Date), provides an accurate discussion of the material Federal income tax consequences of the Merger and the transactions related thereto.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement, which is being filed with the Securities and Exchange Commission and to the reference to us in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          Willkie Farr & Gallagher